Exhibit 99.1

[LOGO]                                     MCDONNELL DOUGLAS CORPORATION
                                           NEWS


Contact:       Boeing/Seattle                             (206) 655-6123
               McDonnell Douglas/St. Louis                (314) 233-8957
               Boeing/DC                                  (703) 558-9663
               McDonnell Douglas/DC                       (703) 526-2532


                          FOR IMMEDIATE RELEASE
96-317

                 MCDONNELL DOUGLAS TO MERGE WITH BOEING
           COMBINATION TO BE WORLD'S LARGEST AEROSPACE COMPANY

         WASHINGTON, D.C., December 15, 1996 -- Phil Condit, president and chief executive officer of The Boeing Company (NYSE: BA), and Harry Stonecipher, president and chief executive officer of McDonnell Douglas Corporation (NYSE: MD), jointly announced today that the companies have signed a definitive agreement whereby McDonnell Douglas will merge with Boeing in a stock-for-stock transaction.

         Under the terms of the transaction, McDonnell Douglas shareholders will receive 0.65 shares of Boeing common stock for each share of McDonnell Douglas common stock. Based on the closing price of Boeing stock (96 3/4) on December 13, 1996, the deal is estimated to be worth approximately $13.3 billion. The transaction is subject to approval by the shareholders of both companies and certain regulatory agencies, and is expected to close as early as mid-1997.

         The combined company will have about 200,000 employees which includes the recent merger of Rockwell aerospace and defense units into Boeing North American. It will operate in 27 states with estimated 1997 revenues in excess of $48 billion, making it the largest integrated aerospace company in the world. The company will operate in three major locations: the Puget Sound area of Washington State, St. Louis, Mo., and Southern California. The Boeing Company headquarters will remain in Seattle.

         A combined transition team will be formed within the next few days to prepare for the integration of the operations of the two companies after the merger.

         Condit noted the rich history of both companies and said, "Today's announcement brings together two strong aerospace companies with complementary capabilities. The merger enhances our position as the number one aerospace company in the world and truly among the world's premier industrial firms."

         Stonecipher said, "This transaction puts together a focused, broad-based aerospace company with extraordinary capabilities in commercial and military aircraft, and defense and space systems." The combined companies will offer an outstanding balance of current production programs and those scheduled for production in the years ahead, in addition to manned space programs and space transportation programs."

         Following the close of the transaction, Condit will be chairman and chief executive officer and Stonecipher will be president and chief operating officer of the company. Two-thirds of a newly constituted board of directors will be drawn from the current board members of Boeing and one-third of the members will be drawn from the current McDonnell Douglas board.

         While the company expects substantial cost savings, Condit said there are significant growth opportunities in all three business segments as well. He said, "The merger strengthens our competitive position for the Joint Strike Fighter, it improves our position in space transportation, and it enhances our ability to provide the best products and services to our airline customers.

         "This is great news for the airline industry, for our nation's defense program, and for space programs worldwide. The strength of our people, and that of our infrastructure and financial position will benefit our customers and shareholders, and position us to meet the global aerospace needs for the 21st century," Condit said.

         CS First Boston is representing the Boeing Company, and JP Morgan has been advising McDonnell Douglas.